                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENT(S) FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)*



                               QUOKKA SPORTS, INC.
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                                (Name of Issuer)

                         Common Stock, $.0001 par value
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                         (Title of Class of Securities)

                                    749077103
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                                 (CUSIP Number)

                                December 31, 1999
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             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)

[ ]    Rule 13d-1(c)

[X]    Rule 13d-1(d)


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         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 749077103
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1.         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           MediaOne Interactive Services, Inc.
             d/b/a MediaOne Ventures, Inc.                            841320963
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2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                      (b) [X]
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3.         SEC USE ONLY

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4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Colorado
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      NUMBER OF
                        5.      SOLE VOTING POWER
       SHARES
                                3,897,437
    BENEFICIALLY        -------------------------------------------------------
                        6.      SHARED VOTING POWER
      OWNED BY

        EACH            -------------------------------------------------------
                        7.      SOLE DISPOSITIVE POWER
      REPORTING
                                4,051,283
       PERSON           -------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER
        WITH
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9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,051,283
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10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          [ ]
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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.2%
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12.        TYPE OF REPORTING PERSON

           CO
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ITEM 1

       (a)    NAME OF ISSUER.

              Quokka Sports, Inc.

       (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

              525 Brannan Street, Ground Floor
              San Francisco, CA  94107

ITEM 2

       (a)    NAME OF PERSON FILING.

              MediaOne Interactive Services, Inc. d/b/a MediaOne Ventures, Inc.

       (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

              9000 E. Nichols Ave.
              Suite 100
              Englewood, CO 80112

       (c)    PLACE OF ORGANIZATION.

              Colorado

       (d)    TITLE OF CLASS OF SECURITIES.

              Common Stock, $.0001 par value

       (e)    CUSIP NUMBER.

              749077103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [ ] Broker or dealer registered under Section 15 of the Exchange
                  Act.

         (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e)  [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not Applicable

         If this statement is filed pursuant to Rule 13d-1 (c), check this box. [ ]

                  Not Applicable

ITEM 4.       OWNERSHIP.

              (a) Amount beneficially owned: 4,051,283 (1)

              (b) Percent of class: 9.2% (2)

              (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:  3,897,437

                  (ii)     Shared power to vote or to direct the vote:  -0-

                  (iii) Sole power to dispose or to direct the disposition of: 4,051,283 (1)

                  (iv) Shared power to dispose or to direct the disposition of: -0-

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(1) Includes 153,846 total warrants owned as of December 31, 1999.

(2) Based on 43,999,719 shares of common stock outstanding as of October 27, 1999, as reported on Form 10-Q for the quarter ending September 30, 1999, and 153,846 total warrants owned by MediaOne Ventures, Inc. as of December 31, 1999.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.      CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     February 7, 2000
                                     ------------------------------------------
                                     (Date)



                                     MEDIAONE INTERACTIVE SERVICES, INC. d/b/a
                                     MEDIAONE VENTURES, INC.



                                     By: /s/ THOMAS A. CULLEN
                                     ------------------------------------------
                                     (Name)  Thomas A. Cullen
                                     (Title) President